Exhibit 5
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February 4, 2008

Peter D. Carlino
David E. Carlino
Richard J. Carlino
Harold Cramer
     as Trustees of the Carlino Family Trust

Re:  Voting and Disposition of Penn National Gaming, Inc. Shares (the "Penn
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     Shares") Owned by the Trust (the "Carlino Family Trust") Governed by the
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     Trust Agreement of Peter D. Carlino, Peter M. Carlino, Richard J. Carlino,
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     David E. Carlino, Susan C. Harrington, Anne C. Irwin, Robert M. Carlino,
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     Stephen P. Carlino and Rosina C. Gilbert  (the "Trust Agreement")
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To the Trustees of the Carlino Family Trust:

Reference is hereby made to the Trust Agreement, a copy of which is attached as Exhibit A hereto.

The purpose of this letter is to inform you that until the earlier of (x) the termination of that certain Agreement and Plan of Merger by and among Penn National Gaming, Inc., PNG Acquisition Company Inc. and PNG Merger Sub Inc., dated as of June 15, 2007 (the "Merger Agreement") or the Closing otherwise failing to occur on the Closing Date (as such terms are defined in Section 2.1(d) of the Merger Agreement), (y) any actual or proposed amendment to the Merger Agreement that would be adverse to any shareholder of the Company and (z) the consummation of the Merger (as defined in the Merger Agreement), that I shall not take any actions with respect to the voting and/or disposition of the Penn Shares owned by the Carlino Family Trust (any such event being referred to herein as a "Trigger Event").

Until a Trigger Event shall have occurred, pursuant to the terms of the Trust Agreement and Pennsylvania law, I hereby delegate all authority granted to me under Section 5.05 of the Trust Agreement to Harold Cramer and all authority granted to me under Section 5.04 of the Trust Agreement pertaining to all decisions with respect to the voting and/or disposition of the Penn Shares owned by the Carlino Family Trust to the four of you as trustees or, if such authority may not be delegated under the terms of the Trust Agreement, I hereby disclaim and release the rights granted to me under said Sections 5.04 and 5.05 pertaining to all decisions with respect to the voting and/or disposition of the Penn Shares owned by the Carlino Family Trust. Additionally, I hereby acknowledge and agree that the above delegations, disclaimers and releases and this letter shall be irrevocable until a Trigger Event shall have occurred.

I hereby confirm that after giving effect to this letter, I am not a party to, directly or indirectly, any contract, arrangement, understanding or relationship relating to only the voting power or the power to dispose of the Penn Shares owned by the Carlino Family Trust.

This letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                            [Signature Page Follows]



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Please acknowledge and agree to the foregoing by signing below.



                                                 Very truly yours,

                                                 /s/ Peter M. Carlino

                                                 Peter M. Carlino, as Trustee


Accepted and agreed to as of the date set forth above:



/s/ Peter D. Carlino
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Peter D. Carlino, as Trustee



/s/ David E. Carlino
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David E. Carlino, as Trustee



/s/ Richard J. Carlino
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Richard J. Carlino, as Trustee



/s/ Harold Cramer
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Harold Cramer, as Trustee